EXHIBIT 12.1

The ratio of earnings to fixed charges was computed as follows:

	Predecessor		Successor
		Period From	Period From		26-Week
	Fiscal Year	December 30,	October 2,	Fiscal Year	Transitional	Fiscal Year	Fiscal Year
	Ended	1999 to	2000 to	Ended	Period Ended	Ended	Ended
	December 29,	October 1,	January 3,	January 2,	July 3,	July 2,	June 30,
	1999	2000	2001	2002	2002	2003	2004
FIXED CHARGES:
Interest expense, net (1)	(2,143,000)	(2,842,000)	11,590,000	38,029,000	12,902,000	39,007,000	35,766,000
Capitalized interest	392,000	368,000	170,000	369,000	158,000	288,000	280,000
Amortized premiums, discounts and capitalized expenses related to indebtedness	228,000	174,000	1,221,000	4,678,000	1,974,000	1,921,000	3,419,000
Estimated interest in rental expense	3,574,000	2,866,000	894,000	3,936,000	2,116,000	4,438,000	4,492,000

Total fixed charges	2,051,000	566,000	13,875,000	47,012,000	17,150,000	45,654,000	43,957,000

EARNINGS:
Pretax income before minority interest (2)	67,237,000	51,145,000	2,064,000	27,829,000	(11,068,000)	17,067,000	9,963,000
Fixed charges (from above)	2,051,000	566,000	13,875,000	47,012,000	17,150,000	45,654,000	43,957,000
Amortization of capitalized interest	400,000	308,000	92,000	400,000	200,000	400,000	400,000
Capitalized interest	392,000	368,000	170,000	369,000	158,000	288,000	280,000
Minority interest that had not incurred fixed charges	5,000	74,000	(17,000)	18,000	197,000	179,000	(345,000)

Total earnings	69,291,000	51,577,000	15,878,000	74,854,000	5,927,000	62,654,000	54,385,000

Ratio of earnings to fixed charges	33.8	91.1	1.1	1.6	(3)	1.4	1.2

(1)
“Interest expense, net” comprises:
     Interest expense (per statement of operations)
     Less interest income (per statement of operations)
     and OID amortization (per statement of cash flows)
     and amortization of debt issuance costs (per statement of operations)

(2)	“Pretax income before minority interest” comprises: Income (loss) before income expense (benefit) Less minority interest (disclosed as a component of earnings above)

(3)	Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $11.2 million for that period.